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                                                                  Exhibit (a)(6)

                                  (AIMCO LOGO)

                             AIMCO PROPERTIES, L.P.
                           c/o The Altman Group, Inc.
                                  P.O. Box 238
                              Lyndhurst, NJ 07071
                                 (800) 467-0821

                             AN IMPORTANT REMINDER

                                                               December 10, 2004

Dear Limited Partner:

     We recently mailed you litigation settlement tender offer documents offering to purchase your units of limited partnership interest in Century Properties Fund XVII for $258.58 per unit in cash, which includes your final settlement amount of $8.76 per unit. Our offer was made upon the terms and subject to the conditions set forth in the Litigation Settlement Offer, dated November 8, 2004, and in the related Letter of Transmittal (collectively, together with any supplements or amendments, our "Offer").

     WE HAVE FURTHER EXTENDED OUR OFFER UNTIL MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 28, 2004, AND HAVE ISSUED A PRESS RELEASE ANNOUNCING THE EXTENSION. Our Offer was previously scheduled to expire on December 15, 2004.

     Our Offer provides you with an opportunity to:

     - GAIN LIQUIDITY FOR YOUR INVESTMENT WHICH YOU MAY NOT HAVE HAD PREVIOUSLY, AND

     - TO ELIMINATE THE COST AND RECORD KEEPING ASSOCIATED WITH LIMITED PARTNERSHIP TAX REPORTING.

     If you retain your units, you will continue to be a limited partner. If you elect to remain in the partnership until termination, you will continue to participate in the partnership distributions, if any, and the tax effects of the partnership's results.

     Please remember, that to accept our Offer, you must complete and sign the enclosed Letter of Transmittal in accordance with its instructions, which must be received by our information agent, The Altman Group, Inc., by December 28, 2004. If you have already tendered your units, you need not do anything at this time.

     If you have any questions, please contact the Information Agent, toll free, at (800) 467-0821.

                                          Sincerely,

                                          AIMCO Properties, L.P.